UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 8, 2015.

CTPARTNERS EXECUTIVE SEARCH INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34993	52-2402079
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1166 Avenue of the Americas, 3rd Floor, New York, New York	10036
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (212) 588-3500
(N/A)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into Material Definitive Agreement.
On April 8, 2015, CTPartners Executive Search Inc. ("the Company") entered into a second-lien note purchase agreement (the "Note Purchase Agreement") with a publicly traded insurance company and an affiliate thereof. The notes are issuable in two tranches of $6.25 million, with the first tranche closing on April 14, 2015. The second tranche of $6.25 million is scheduled to close 90 days after the first funding, subject to certain conditions set forth in the Note Purchase Agreement. All of the notes issued under the Note Purchase Agreement mature in April 2020.
The notes bear interest at an adjusted LIBOR rate (as defined in the Note Purchase Agreement) which is currently approximately 12%, which rate is subject to reduction by 3%upon the Company’s satisfaction of financial and other covenants set forth in the Note Purchase Agreement for 12 consecutive months.
Pursuant to the Note Purchase Agreement, the Company must comply with certain financial covenants, including a fixed charge coverage ratio, leverage ratio, minimum availability under the Company’s senior revolving credit facility and a covenant measuring revenue generated by any departing search executives. The Note Purchase Agreement contains customary affirmative and negative covenants, including restrictions on the Company’s ability to incur debt, enter into mergers and acquisitions, dispose of assets, make investments and enter into transactions with affiliates.
The Company is required to make quarterly payments of principal beginning approximately one year following closing. In addition, the Company may prepay the outstanding principal balance of the notes at any time, provided that the Company must pay a repayment premium equal to 3% of the amount of principal prepaid during the first year following closing and 2% of the amount of principal prepaid during the second year following closing.
In connection with the Note Purchase Agreement, the Company entered into a First Amendment to its senior secured credit facility with JPMorgan Chase Bank, N.A. that, among other things, permits the Company to enter into the transactions contemplated by the Note Purchase Agreement. In addition, the Company, JPMorgan and the note purchasers entered into an Intercreditor Agreement governing the respective rights of JPMorgan and the note purchasers with respect to the Company.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.
The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CTPartners Executive Search Inc.
Date: April 14, 2015    By: /s/ William J. Keneally
William J. Keneally
Chief Financial Officer